Exhibit 99.2

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Georgia-Pacific Corporation

133 Peachtree Street, N.E.

Atlanta, Georgia 30303

Release No. C-2022 Contacts: Sheila Weidman (404) 652-6322 Robin Keegan (404) 652-4713 Date: Dec. 22, 2005

GEORGIA-PACIFIC ANNOUNCES

PRICING WITH RESPECT TO DEBT TENDERS

ATLANTA - Georgia-Pacific Corp. (NYSE: GP) today announced that it has determined the price for each of its debt tender offers. The price for each series of debt securities tendered for was determined at 2 p.m. EST on Dec. 22, 2005 pursuant to the formula provided in the Offer to Purchase and Consent Solicitation Statement dated Nov. 17, 2005.

The price per $1,000 principal amount for each series of debt securities subject to the debt tender offers is as follows:

CUSIP/ISIN Number	Title of Security	Tender Offer Consideration per $1,000 Principal Amount	Total Consideration per $1,000 Principal Amount
373298-CB-2, 373298-CA-4 / USU37339AC94	7.375% Senior Notes due 2008	$1,038.73	$1,058.73
373298-BX-5	8.875% Senior Notes due 2010	$1,105.53	$1,125.53
373298-BZ-0, 373298-BY-3 / USU37339AB12	9.375% Senior Notes due 2013	$1,098.87	$1,118.87
373298-CD-8, 373298-CC-0 / USU37339AD77	8.00% Senior Notes due 2014	$1,086.79	$1,106.79
347471-AR-5	6.875% Senior Notes due 2007	$1,015.17	$1,035.17
347471-AN-4	9.25% Debentures due 2021	$1,391.21	$1,411.21
347471-AP-9	7.75% Debentures due 2023	$1,251.41	$1,271.41

The total consideration set forth above includes a consent payment of $20 per $1,000 principal amount of debt securities and is payable to holders who validly tendered and did not validly withdraw their debt securities in the debt tender offers on or prior to 5 p.m. EST on December 1, 2005. The tender offer consideration set forth above, which does not include the

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consent payment, is payable to holders who validly tendered and did not validly withdraw their notes in the debt tender offers after 5 p.m. EST on Dec. 1, 2005 and prior to midnight EST on Jan. 6, 2006, the expiration date for the debt tender offers. In addition, Georgia-Pacific will pay accrued and unpaid interest on tendered debt securities up to, but not including, the date of payment.

Georgia-Pacific expects to accept and pay for any debt securities validly tendered and not validly withdrawn in the debt tender offers on or prior to 5 p.m. EST on Dec. 22, 2005 upon the consummation of its merger with Koch Forest Products, Inc., an indirect wholly owned subsidiary of Koch Industries, Inc., which is currently expected to occur on Friday, Dec. 23, 2005.

The dealer managers for the debt tender offers are Citigroup Corporate and Investment Banking, and Goldman, Sachs & Co. Persons with questions regarding the debt tender offers should contact Citigroup Corporate and Investment Banking at (800) 558-3745 (U.S. toll free), attention: Liability Management Group or Goldman, Sachs & Co. at (800) 828-3182 (U.S. toll free) or (212) 357-3019, attention: Credit Liability Management. Requests for documents should be directed to Global Bondholder Services Corporation, the information agent, at (212) 430-3774 (for banks and brokers) or (866) 952-2200 (U.S. toll free).

This release is neither an offer to purchase nor a solicitation or an offer to sell any securities. The debt tender offers are made only by the Offer to Purchase and Consent Solicitation Statement dated Nov. 17, 2005.

Headquartered at Atlanta, Georgia-Pacific is one of the world’s leading manufacturers and marketers of tissue, packaging, paper, building products and related chemicals. With 2004 annual sales of approximately $20 billion, the company employs 55,000 people at more than 300 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft ‘n Gentle®, Mardi Gras®, Vanity Fair® and Lotus®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific’s building products manufacturing business has long been among the nation’s leading suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com